AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The undersigned, acting on behalf of Basic Earth Science Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

The name of the Company is Basic Earth Science Systems, Inc. The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware on July 7, 1969, and was amended on August 14, 1969, January 28, 1971, August 23, 1972, January 22, 1973, May 12, 1981, November 20, 1986, and July 1, 1996.

This Amended and Restated Certificate of Incorporation of the Company as set forth below was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE 1
NAME

The name of the Company is Earthstone Energy, Inc.

ARTICLE 2
REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at that address is Corporation Trust Company.

ARTICLE 3
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE 4
CAPITAL STOCK

4.1 Common Stock.

(a) The total number of shares of common stock, par value $.001 per share, that the Company is authorized to issue is 32,000,000.

(b) Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote.  Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

4.2 Preferred Stock.

(a) The total number of shares of preferred stock, par value $.001 per share, that the Company is authorized to issue is 3,000,000.

(b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i) The designation of the series and the number of shares to constitute the series.

(ii) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii) Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii) The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.

ARTICLE 5
DIRECTORS

5.1 Authority, Number and Election of Directors.  The affairs of the Company shall be conducted by the Board of Directors.  The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws of the Company and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that, except as otherwise provided in this Article 5, the number of directors shall not be less than three (3) or more than nine (9).  Election of directors need not be by written ballot except and to the extent provided in the bylaws.  Commencing with the election of directors at the 2009 Annual Meeting of Stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors.  Initial class assignments shall be determined by the Board of Directors.  At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term except that, initially, the director elected to Class I will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2010; the director elected to Class II will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2011; and the director elected to Class III will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2012.  If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

In the event the holders of any class or series of preferred stock shall be entitled, by a separate class vote, to elect directors as may be specified pursuant to Article 4, then the provisions of such class or series of stock with respect to their rights shall apply.  The number of directors that may be elected by the holders of any such class or series of preferred stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article 5.

5.2 Quorum.  A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Certificate of Incorporation or in the bylaws with respect to filling vacancies.

5.3 Newly Created Directorships and Vacancies.  Except as otherwise fixed pursuant to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

ARTICLE 6
BYLAWS

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Company.

ARTICLE 7
LIABILITY OF DIRECTORS

7.1 General.  The Company shall, as authorized by Section 102(b)(7) of the DGCL, limit to a maximum of Ten Thousand Dollars ($10,000.00) the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director of the Company, provided that such provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

7.2 Amendment.  No amendment, modification or repeal of this Article 7, nor the adoption of any provision of the Company’s Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE 8
INDEMNIFICATION

8.1 General.  The Company shall indemnify to the fullest extent permitted by and in the manner permissible under the DGCL, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that except for a suit by a person against the Company to recover indemnified amounts, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

8.2 Nonexclusivity.  The right to indemnification in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.  No repeal or modification of this Article 8 shall in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.  “Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant and otherwise has no material interest in the matter as determined by the Board.

8.3 Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.4 Indemnification of Other Persons.  The Company may grant rights to indemnification to any present or former employee or agent of the Company or any predecessor of the Company to the fullest extent of the provisions of this Article 8 with respect to the indemnification of directors and officers of the Company.

ARTICLE 9
AMENDMENTS

The Company reserves the right to alter, amend, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE 10
STOCKHOLDERS

10.1 Meetings.  Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors.  Each meeting of stockholders will be held on the date and at the time and place determined by the Board of Directors.  Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of the stockholders may be called by an officer of the Company only upon the written request of a majority of the Board of Directors.

10.2 Action by Written Consent.  Action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken only at such meeting and not by written consent.

ARTICLE 11
VOTING REQUIREMENT

Notwithstanding any other provisions of this Certificate of Incorporation or of the bylaws (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Certificate of Incorporation or the bylaws), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 7, 8 or 11 of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Amended and Restated Certificate of Incorporation the 26th day of February, 2010.

BASIC EARTH SCIENCE SYSTEMS, INC.

By: /s/ Ray Singleton
Ray Singleton
President and Chief Executive Officer